EXHIBIT 99.1

February 24, 2004

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:	Longview, Washington

Contact:	R. H. Wollenberg
		President and Chief Executive Officer
		Phone:  (360) 425-1550


             LONGVIEW FIBRE COMPANY REPORTS FINANCIAL RESULTS OF
                         FISCAL 2004 FIRST QUARTER

      LONGVIEW, Wash., February 24, 2004 - Longview Fibre Company (NYSE:LFB) today announced a net loss of $9.3 million, or $(0.18) per share, for its first fiscal quarter ended January 31, 2004, compared with net income of $1.4 million, or $0.03 per share, for the first quarter of fiscal 2003. Sales for the first quarter of fiscal 2004 were $169.9 million, compared with $189.7 million for the same period last year.

     R. H. Wollenberg, President and Chief Executive Officer, said, "Our first quarter results were clearly not up to our expectations as each of our operating segments experienced unusually weak performance during what is typically their slowest seasonal period. As a result of severe winter weather across the Northwest, our timber operations were at a standstill for one full week and partially curtailed for an additional two weeks in late December through mid-January. Our Longview paper mill experienced its lowest quarterly utilization rate in the past six years due to a number of factors, some planned, some unexpected. Domestic demand for paper and paperboard showed stability, but export demand declined more than expected primarily due to aggressive pricing employed by sack Kraft paper producers in Europe. Finally, our converted products segment reflected a normal seasonal decline, exacerbated by winter weather that further reduced demand from customers in the western region.

     "Looking forward, we see several factors which will improve results in the second quarter. We plan to accelerate our timber harvest during the remainder of the fiscal year to make up for the first quarter curtailment, and expect to benefit further since log prices have increased and are expected to be $25 per thousand board feet above first quarter 2004 levels. Both export and domestic demand for our logs remains strong and, barring further weather problems, we anticipate our second quarter harvest to make up approximately 40 to 60 percent of the first quarter shortfall over and above normal volume of about 63 million board feet. At our manufacturing sites, with a redoubled emphasis on safety and operating efficiency, we have identified incremental potential annual cost savings through improved mill and box plant operations and centralization of most of the purchasing function in Longview.
In addition, price increases have already been announced for March orders on linerboard. Recent incoming orders have been at a level that would tend to support a utilization rate of between 65 to 70 percent at our Longview mill for the second quarter, which should improve costs and profitability."

First Quarter Fiscal 2004 Compared with the First Quarter Fiscal 2003

     Timber segment sales in the first quarter declined 16.4 percent to $34.5 million, and operating profit declined 19.8 percent to $13.7 million, compared with sales and operating profit of $41.3 million and $17.0 million, respectively, for the same period last year. Log volume decreased 27.6 percent as average log prices increased less than one percent. Domestic log volume decreased 26.5 percent while average prices increased 1.3 percent compared to the first quarter of fiscal 2003. Export log volume declined
30.9 percent, minimally offset by a 1.7 percent increase in average prices, compared to the first quarter of fiscal 2003. The decline in both domestic and export log volume was caused primarily by unusually severe winter weather that curtailed logging operations across the company's Northwest timberlands during late December and the first half of January. To make up for the reduced first quarter harvest, the company plans to accelerate its harvest over the remainder of fiscal 2004 to a rate that will achieve its full year sales target average of approximately 63 million board feet per quarter, approximately equal to the level of fiscal 2003. Lumber sales increased 42.4 percent on a volume increase of 32.6 percent, coupled with a 7.5 percent increase in average lumber prices. This increase reflected continued strength in the U.S. housing and construction market, coupled with a stronger Canadian dollar.

     In the company's paper and paperboard segment, sales decreased 11.7 percent from last year's first quarter, to $42.4 million from $48.0 million. The segment experienced an operating loss of $8.7 million compared with an operating loss of $3.1 million for the same period last year. The 62 percent utilization rate experienced at the company's Longview mill during the first quarter was the lowest of any quarter in the past six years, and was significantly below the 75 percent and 67 percent utilization rates achieved in the fourth quarter and first quarter of fiscal 2003, respectively. The utilization rate was negatively impacted by 5 days of scheduled maintenance downtime during the holidays and 4 days of unscheduled downtime on #11 paper machine resulting from an industrial accident. The company expects a utilization rate of approximately 65 to 70 percent in the second quarter of fiscal 2004, which ends April 30. The company plans to continue its six to nine paper machine schedule for the foreseeable future and keep three higher-cost, less-efficient paper machines temporarily shut down until improved market demand for Kraft paper and paperboard warrants additional capacity.

     Paper sales in the first quarter declined 13.8 percent to $35.4 million from $41.1 million in the prior year period. Paper volume decreased 13.1 percent and prices declined a modest 1.1 percent from the first quarter of 2003. Domestic paper sales declined 5.7 percent on flat volumes and 4.2 percent lower average prices. Export paper sales declined 35.1 percent on a
38.5 percent decline in volume, partially offset by a 3.7 percent increase in average price. The decline in export volume resulted primarily from aggressive pricing employed by sack Kraft paper producers in Europe.

     Paperboard sales in the first quarter increased modestly to $7.0 million from $6.9 million in the prior year period. Domestic paperboard sales increased 54.1 percent over the first quarter of fiscal 2003 as volume increased 86.4 percent, partially offset by a 16.7 percent decline in average prices. Export paperboard sales declined 26.7 percent on 29.7 percent lower volume, partially offset by a 3.5 percent increase in average price.

     The company's converted products segment experienced an operating loss of $10.3 million in the first quarter of fiscal 2004, compared with an operating loss of $1.2 million for the same period last year. A key driver to these results was high board costs from the Longview mill. Converted product sales declined 7.3 percent from the first quarter of fiscal 2003, to $93.1 million from $100.4 million, reflecting a 7.1 percent decline in volume and stable pricing. The first quarter represents this segments typical seasonal trough, made worse this year by severe winter weather that further reduced demand from customers in the western region.

     Cash provided by operations totaled $10.4 million during the quarter; capital expenditures totaled $6.8 million, including $2.6 million in timber and timberland purchases. The company's borrowed debt balance stood at approximately $508 million, $52 million below the balance one year ago and virtually unchanged from the balance at October 31, 2003.

Investor Conference Call

	The company will host a conference call Tuesday, February 24, 2004 at 5:00 p.m. EST, available to interested parties by dialing 800-901-5247 from the U.S. and Canada, or 617-786-4501 from international locations, passcode 86919751. A telephone replay of the call will be available through midnight March 2 by dialing 888-286-8010 from the U.S. and Canada, or 617-801-6888 from international locations, and providing conference ID 59555826. This call is being webcast by CCBN and can be accessed at Longview Fibre's web site at www.longviewfibre.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the company's Web site, at www.longviewfibre.com.

About Longview Fibre Company

     Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 570,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 17 converting plants in 12 states; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; dimension and specialty lumber; and paper bags. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web-site at www.longviewfibre.com.

Forward-Looking Statements

     This press release contains forward-looking statements, including statements concerning our anticipated timber harvest levels; anticipated pricing and market conditions for the company's products; capacity utilization; the effect severe weather may have on company operations; possible effects of changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and anticipated benefits of cost reduction efforts. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products and energy; changes in product and energy prices; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company's business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change.

                          (Financial Tables Follow)

















Consolidated Statement of Income (Unaudited)



                                                              THREE MONTHS
                                                            ENDED JANUARY 31
(thousands except per share)                                   2004     2003
Net sales                                                  $169,927 $189,654
Cost of products sold, including outward freight            155,853  159,895
Gross profit                                                 14,074   29,759
Selling, administrative and general expenses                 19,437   17,026
Operating profit (loss)                                      (5,363)  12,733
Interest income                                                  36       74
Interest expensed                                            (9,620) (10,932)
Miscellaneous                                                   213      368
Income (loss) before income taxes                           (14,734)   2,243
Provision (benefit) for taxes on income                      (5,451)     830

Net income (loss)                                          $ (9,283)$  1,413
  Per share                                                $  (0.18)$   0.03
Average shares outstanding                                   51,077   51,077
Net income (loss) - % of net sales                             (5.5)    (0.7)



Segment and Other Information (Unaudited)
                                                          THREE MONTHS
                                                        ENDED JANUARY 31
                                                                           %
(thousands)                                             2004     2003 CHANGE
Net sales:
  Timber                                            $ 34,510 $ 41,297  -16.4
  Paper and paperboard                                42,367   48,005  -11.7
  Converted products                                  93,050  100,352  - 7.3
                                                    $169,927 $189,654  -10.4
Operating profit (loss):
  Timber                                            $ 13,657 $ 17,029  -19.8
  Paper and paperboard                                (8,677)  (3,058)     -
  Converted products                                 (10,343)  (1,238)     -
                                                    $ (5,363)$ 12,733      -
Sales:
  Logs, thousands of board feet                       48,752   67,350  -27.6
  Lumber, thousands of board feet                     26,085   19,678  +32.6
  Paper, tons                                         60,632   69,733  -13.1
  Paperboard, tons                                    19,891   19,751  + 0.7
  Converted products, tons                           115,969  124,879  - 7.1
  Logs, $/thousand board feet                       $    524 $    520  + 0.8
  Lumber, $/thousand board feet                          343      319  + 7.5
  Paper, $/ton FOB mill equivalent                       550      556  - 1.1
  Paperboard, $/ton FOB mill equivalent                  340      345  - 1.4
  Converted products, $/ton                              802      804  - 0.2












Consolidated Balance Sheet

                                                 Jan. 31   Oct. 31    Jan. 31
                                                    2004      2003       2003
(thousands)                                   (Unaudited)          (Unaudited)
Assets
Current assets:
Accounts and notes receivable                 $  84,205 $   99,754 $   92,979
 Allowance for doubtful accounts                  1,350      1,350      1,350
Taxes on income, refundable                           -          -      2,293
Inventories                                      64,195     65,348     68,185
Other                                             8,864      7,109      8,494
          Total current assets                  155,914    170,861    170,601
Capital assets:
Buildings, machinery and equipment at cost    1,819,667  1,815,959  1,836,168
  Accumulated depreciation                    1,111,677  1,094,266  1,076,004
   Costs to be depreciated in future years      707,990    721,693    760,164
Plant sites at cost                               3,549      3,549      3,524
                                                711,539    725,242    763,688
Timber at cost less depletion                   186,032    185,216    186,672
Roads at cost less amortization                   8,378      8,481      8,759
Timberland at cost                               20,671     20,168     20,111
                                                215,081    213,865    215,542
          Total capital assets                  926,620    939,107    979,230
Pension and other assets                        148,728    145,436    135,541
                                             $1,231,262 $1,255,404 $1,285,372

Liabilities and Shareholders' Equity
Current liabilities:
Payable to bank resulting from
  checks in transit                           $   6,401  $  11,190 $    2,755
Accounts payable                                 44,574     53,132     45,092
Short-term borrowings                            15,000     44,000     12,000
Payrolls payable                                 14,869     13,465     13,440
Other taxes payable                               8,702      8,465      9,409
Current installments of long-term debt           30,000          -     50,000
          Total current liabilities             119,546    130,252    132,696
Long-term debt                                  463,526    463,003    498,266
Deferred taxes-net                              190,107    195,410    192,549
Other liabilities                                35,059     34,432     31,452
Shareholders' equity:
Common stock (51,076,567 shares)                 76,615     76,615     76,615
Additional paid-in capital                        3,306      3,306      3,306
Retained earnings                               343,103    352,386    350,488
         Total shareholders' equity             423,024    432,307    430,409
                                             $1,231,262 $1,255,404 $1,285,372

















Consolidated Statement of Cash Flows (Unaudited)
                                                       THREE MONTHS
                                                     ENDED JANUARY 31
(thousands)                                            2004      2003
Cash provided by (used for) operations:
Net income (loss)                                   $(9,283)  $ 1,413
Charges to income not requiring cash:
  Depreciation, depletion and amortization           19,241    19,345
  Deferred taxes - net                               (5,303)      807
 (Gain)loss on disposition of capital assets            (35)      262

Change in:
  Accounts and notes receivable                      15,549     8,951
  Inventories                                         1,153     3,404
  Other                                              (1,755)   (1,036)
  Pension and other noncurrent assets                (2,817)     (288)
  Accounts, payrolls and other taxes payable         (6,945)   (3,299)
  Other noncurrent liabilities                          627       747
Cash provided by operations                          10,432    30,306

Cash provided by (used for) investing:
Additions to:  Plant and equipment                   (4,235)   (9,002)
               Timber and timberlands                (2,574)     (838)
Proceeds from sale of capital assets                     90       296
Cash used for investing                              (6,719)   (9,544)

Cash provided by (used for) financing:
Long-term debt                                       30,048   (24,353)
Short-term borrowings                               (29,000)   10,000
Payable to bank resulting from checks in transit     (4,789)   (4,709)
Accounts payable for construction                        28    (1,700)
Cash used for financing                              (3,713)  (20,762)

Change in cash position                                   -         -
Cash position, beginning of period                        -         -
Cash position, end of period                         $    -   $     -